EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.  201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM February 19, 2026

United Bancorp, Inc. Declares a Quarterly Cash Dividend of $0.1925 per Common Share Producing a Forward Yield of 5.6% and Announces a Special Dividend Payment of $0.1750 per Common Share

MARTINS FERRY, OHIO ♦♦♦ On February 18, 2026, the Board of Directors of United Bancorp, Inc. (UBCP) declared a first quarter cash dividend of $0.1925, which is payable on March 20, 2026 to shareholders of record on March 10, 2026. This is an increase of $0.01, or 5.5%, over the cash dividend paid in the first quarter of last year. At this new level and on a forward basis, the regular cash dividend is $0.77, which produces a forward yield of 5.4% based on the market value at the most recent quarter-end.

In addition to this regular cash dividend payment, the Board of Directors of United Bancorp, Inc. also approved a one-time, special dividend of $0.1750 per common share, which is payable on March 20, 2026 to shareholders of record on March 10, 2026. The Board of Directors approved this special cash dividend based on the Company’s continued solid earnings, ample liquidity and strong capital position as of year-end 2025. At the current quarterly cash dividend payment level on a forward basis and inclusive of this special dividend payment, United Bancorp, Inc. is projected to pay cash dividends of $0.9450 in the current year.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $857.4 million and total shareholder’s equity of $70.5 million as of December 31, 2025. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall and Ohio Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.